Exhibit 99

Network Systems International, Inc.
200 North Elm Street
Greensboro, NC  27401

                    FOR IMMEDIATE RELEASE

         CHRISTOPHER N. BAKER JOINS NETWORK SYSTEMS
          AS PRESIDENT AND CHIEF OPERATING OFFICER

Greensboro, North Carolina: Tuesday, April 6, 1999: NETWORK
SYSTEMS International, Inc. (NESI: NASDAQ) announced today that Christopher N. Baker has joined the Company as President and Chief Operating Officer. Mr. Baker will be responsible for all financial, accounting, investor relations, human resources, legal and strategic planning areas of the company. Robbie M. Efird, Chairman and CEO of NETWORK SYSTEMS will continue to oversee all sales and product development efforts.

Prior to joining NETWORK SYSTEMS, Mr. Baker served in various executive positions with Pillowtex Corporation for twelve years. Most recently he was President of Operations and was responsible for all operating activities of the Company. He also served as a member of the Board of Directors of Pillowtex and its Executive Committee from May
1995 until his resignation in September 1998. Mr. Baker's career includes two years with The Company Store as Vice
President - Operations and three years with Arthur Andersen
& Company.

Mr. Efird said, "We are delighted to have someone of Chris Baker's caliber join NETWORK SYSTEMS. His proven abilities to lead and motivate an organization, experience in effectively managing in a high growth environment and broad background in acquisitions will be invaluable to NETWORK SYSTEMS as we intensify our growth efforts internally and through acquisitions. I am also excited because his addition to our company will allow me to significantly increase my personal effort in our sales and service areas."

Mr. Baker stated, "I became acquainted with NETWORK SYSTEMS several years ago as a customer. I have been increasingly impressed with the Company and am delighted to join such a dynamic organization well positioned for substantial growth."

NETWORK SYSTEMS International, Inc. was originally incorporated in 1985 and has since been engaged in the development of the net collection(tm), the premier suite of enterprise-wide software products for complex manufacturers, emphasizing sales order processing, ERP, manufacturing execution and distribution management. NETWORK's software enables a company to track a product from order entry to final shipment while providing both plant personnel and management complete visibility of all manufacturing activities. Network Systems International, Inc. is headquartered in Greensboro, NC.

Safe Harbor Act Disclaimer: This release may contain forward looking statements that involve risk and uncertainties, including without limitations, continued acceptance of the Company's products and services, increased levels of competition, new products and technological changes, the Company's dependency on financing third party suppliers and intellectual property rights, material customers, the Company's business concentration risk within the textile industry, and other risks. The Company's actual consolidated financial results during 1999, and beyond, could differ materially from those expressed in any forward looking statements made by, or on behalf of, the Company.